EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2006, relating to the financial statements and financial statement schedules of Scientific Games Corporation and Subsidiaries (the “Company”), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP
Atlanta, Georgia
May 11, 2006